Exhibit 23

KPMG

Consent of Independent Registered Public Accounting Firm

To The Board and Members of Imperial Chemical Industries PLC

We hereby consent to the incorporation by reference in the registration statement on Form S-8 of Imperial Chemical Industries PLC in respect of Senior Staff Share Appreciation Rights Plan of ICI American Holdings Inc., ICI Performance Share Plan, Imperial Chemical Industries PLC Restricted Share Plan, ICI Performance Growth Plan and ICI Executive Share Plan 2004 of our report dated 17 February 2005 with respect to the consolidated balance sheets of Imperial Chemical Industries PLC and subsidiaries as of 31 December 2004 and 2003, and the related consolidated profit and loss accounts, consolidated statements of total recognized gains and losses, consolidated statements of cash flow and consolidated reconciliations of movements in shareholders’ funds for each of the years in the three-year period ended 31 December 2004, which report appears in the 2004 Annual Report on Form 20-F of Imperial Chemical Industries PLC.

/s/KPMG Audit Plc

KPMG Audit Plc
Chartered Accountants
Registered Auditor
London
24 June 2005